Exhibit 10.20

September 20, 2010

Mr. Kelly J. Jameson

434 Gretel Drive

Houston, Texas 77024

Kelly:

As we have discussed, we are pleased to offer you a position with Crestwood Midstream Partners, LLC (Crestwood or the Company). As you know, Crestwood is in the process of acquiring all of the interests in Quicksilver Gas Services LP (NYSE:KGS) held by Quicksilver Resources Inc. We expect that the KGS Acquisition will occur on or about October 1, 2010. Subsequent to closing, Crestwood, and our partner First Reserve Corporation (FRC) will own 100% of the general partner of KGS and approximately 62.5% of the outstanding limited partner units of KGS through our holding company Crestwood Holdings Partners, LLC. In addition to continuing to acquire midstream assets through our partnership with FRC, the Crestwood executive team will become the executive management team for KGS with all the attendant duties and responsibilities regarding a publicly traded master limited partnership. We think your background and experience are particularly well suited for the dual executive responsibilities of Crestwood and KGS and our compensation arrangement with you will reflect performance expectations and incentive compensation opportunities from both entities. It is our strong belief that you will become an integral part of the Crestwood team and that you will benefit from your association with the Crestwood partners, employees and investors. This letter is intended to outline the terms of your employment should you accept.

1.	Position: You will be Senior Vice President - General Counsel, devoting substantially all of your time to the handling of the legal, regulatory and compliance matters on behalf of Crestwood, its subsidiaries and affiliates including KGS. An indicative organizational structure chart is attached hereto. In this role, you will be expected to coordinate and supervise the engagement of all Crestwood’s outside legal advisors, provide in-house legal counsel and advice, act as the Corporate Secretary to Crestwood, its subsidiaries and affiliates including KGS, handle all SEC and other regulatory matters on behalf of the Company, act as the primary compliance officer for Crestwood and actively participate in all Crestwood executive, operational and strategic decisions as a part of the Crestwood executive management team.

2.	Start Date: Should you accept this offer, your employment will commence as of October 15, 2010.

3.	Compensation: Your total compensation package shall include (i) annual base salary and annual bonus, (ii). The annual base salary and bonus shall be determined at the sole discretion of the Crestwood Management Committee, of which Robert G. Phillips is a member, as defined in the Crestwood/FRC Agreement. Your initial compensation arrangement with the Company shall be as follows:

a.	Annual Base Salary - shall be paid twice monthly in cash at an annualized rate of $240,000. Any adjustments in your base salary thereafter shall be at the discretion of the Crestwood Management Committee.

b.	Annual Bonus - shall be paid annually in cash up to a target bonus amount of 50% of your base salary. Your 2010 annual bonus shall be calculated on a pro-rata basis considering the effective date of your agreement. Your annual bonus shall be determined by the Crestwood Management Committee based upon your individual performance and the Company’s performance (including KGS) relative to approved financial and non-financial goals for the Company as set by the Crestwood Management Committee and/or the Board of Directors of KGS as applicable. Any adjustments in your annual target bonus shall be at the discretion of the Crestwood Management Committee.

4.	Expenses: You will be entitled to reimbursement for such reasonable travel and other expenses incurred in the performance of your duties, provided such expenses are documented as required by federal tax laws and rules.

5.	Benefits: During your employment, you will be entitled to participate in Crestwood’s comprehensive benefit program which includes medical, dental, vision, disability, 401(k) and other benefit plans. A copy of our benefit summary is attached hereto. You shall be entitled to up to 5 weeks per year time off for vacations and up 10 days per year for sick days and holidays.

By signing this letter, you agree that this position is for no set term and that our employment relationship is strictly voluntary and at-will on both sides.

Please evidence your agreement with the foregoing by signing below and returning a copy to me at 717 Texas Avenue, Suite 3150, Houston, Texas 77002.

Sincerely,

CRESTWOOD MIDSTREAM PARTNERS, LLC

By:	/s/ Robert G. Phillips
Robert G. Phillips
President and CEO

ACKNOWLEDGED AND AGREED
THIS 20TH DAY OF SEPTEMBER

/s/ Kelly J. Jameson
KELLY J. JAMESON